P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
January 21, 2020		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO) declared a quarterly cash dividend of $0.34 per common share on January 20, 2020, payable on February 18, 2020, to shareholders of record on February 3, 2020.
This dividend represents a payout of approximately $7.0 million, or 47.4% of Peoples’ reported fourth quarter 2019 earnings. Based on the closing stock price of Peoples’ common shares of $34.61 on January 17, 2020, the quarterly dividend produces an annualized yield of 3.93%.
Peoples Bancorp Inc. is a diversified financial services holding company with $4.4 billion in total assets, 88 financial service locations, including 77 full-service bank branches, and 85 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the Nasdaq Global Select Market® under the symbol “PEBO,” and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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